Exhibit 99.1

Warrior Met Coal Reports Fourth Quarter and Full Year 2024 Results

Met or exceeded all guidance targets for the full year
Continued to make excellent progress in developing its world-class Blue Creek growth project
Outlines favorable guidance for 2025

BROOKWOOD, AL -- February 13, 2025 - Warrior Met Coal, Inc. (NYSE:HCC) (“Warrior” or the “Company”) today announced results for the fourth quarter and full-year 2024. Warrior is the leading dedicated U.S.-based producer and exporter of high-quality steelmaking coal for the global steel industry.

Warrior reported net income for the fourth quarter of 2024 of $1.1 million, or $0.02 per diluted share, compared to net income of $128.9 million, or $2.47 per diluted share, in the fourth quarter of 2023. Adjusted net income per share for the fourth quarter of 2024 was $0.15 per diluted share compared to $2.49 per diluted share in the fourth quarter of 2023. The Company reported Adjusted EBITDA of $53.2 million in the fourth quarter of 2024, compared to Adjusted EBITDA of $163.7 million in the fourth quarter of 2023.

For the full year, Warrior reported net income of $250.6 million and adjusted net income of $257.7 million, or net income of $4.79 per diluted share and adjusted net income of $4.92 per diluted share in 2024, compared to net income of $478.6 million and adjusted net income of $498.9 million, or net income of $9.20 per diluted share and adjusted net income of $9.59 per diluted share, in 2023. The Company reported Adjusted EBITDA of $447.9 million for the full year 2024 compared to $698.9 million for the full year 2023.

Fourth Quarter and Full Year Highlights

•Recorded 6% increase in sales volumes and 8% increase in production volumes for the full year, run rates not seen since 2019 and record high annual production for Mine 4 of 2.8 million short tons;

•Generated $367.4 million of cash from operating activities during 2024, enabling the second highest annual amount spent on capital expenditures and mine development of $488.3 million for the growth of the business;

•Began production at the world-class Blue Creek growth project on time and on budget;

•Commenced two additional continuous miner units at Blue Creek in the fourth quarter for a total of three developing the first longwall panel and produced 209 thousand short tons from the mine for the year;

•Completed the installation of the clean coal storage silos at the rail loadout at Blue Creek, began construction on the dry slurry processing system, and made significant progress on the preparation plant, the overland clean coal belt and the barge loadout in the fourth quarter. All remaining development progress milestones remain on track, with the preparation plant expected to be completed in the middle of 2025 and the longwall startup is expected no later than the second quarter of 2026;

•Invested $104.1 million in the continued development of Blue Creek, which brings the year-to-date project spend to $350.5 million and the total project spend to $716.5 million, all self-funded; and

•Provided favorable company performance outlook in 2025 guidance, despite expected weak market conditions.

“During the fourth quarter of 2024, we delivered a strong operational and financial performance despite high-quality steelmaking coal prices reaching the lowest levels since 2021 due to a confluence of excess Chinese steel exports into our customers' markets, weaker demand and ample supply of steelmaking coals,” said Walt Scheller, CEO of Warrior. “Looking back over the last twelve months, 2024 was an extremely successful year for our company as we met or exceeded all guidance targets, achieved sales and production volume run rates not seen since 2019 and produced the first tons from our world-class Blue Creek growth project. We also generated cash from operations of $367.4 million in 2024, which was used to both further the development of Blue Creek and return $43.8 million to stockholders via dividends.”

“Since the launch of the development of Blue Creek nearly three years ago, the project team continues to do an excellent job of managing capital spending and staying on schedule,” Scheller said. “Importantly, we remain confident with our total project capital expenditure estimate of $995 million to $1.075 billion to complete the project. Blue Creek has started to take delivery of the longwall shields, and we expect to have all shields on site in the first half of 2025. In addition, all major preparation plant equipment is on-site awaiting installation. We continue to expect that Blue Creek will be a significant and exciting driver of our next stage of growth when global steel prices rebound.”

With the addition of Blue Creek, Warrior expects to increase its annual High Vol A production by 4.8 million short tons, enhance its already advantageous position on the global cost curve, drive its cash costs further into the first quartile globally, improve its profitability and cash flow generation and cement its position as a leading pure play steelmaking coal producer.

Operating Results
Sales volumes in the fourth quarter of 2024 were 1.9 million short tons, compared to 1.5 million short tons in the fourth quarter of 2023, representing a 23% increase. The sales mix from Mine No. 4 was abnormally 8% higher than the prior year comparable quarter. Sales volumes for the full year 2024 were 8.0 million short tons, or an increase of 6% compared to 2023, which was near the high end of our guidance range. The higher sales volumes were driven by higher production from both Mine No. 4 and Mine No. 7 operating at higher capacity levels in 2024 compared to 2023.

The Company produced 2.1 million short tons of met coal in the fourth quarter of 2024 compared to 2.0 million short tons in the fourth quarter of 2023. For the full year 2024, the Company produced 8.2 million short tons, or an increase of 8% compared to 2023, which exceeded our guidance for the full year and achieved run rates last achieved in 2019. Mine 4 achieved record high annual production and Blue Creek produced 209 thousand short tons. Inventory levels increased to 1.1 million short tons at the end of December 31, 2024 from 915 thousand short tons as of September 30, 2024, primarily due to steelmaking coal production from Blue Creek.

Additional Financial Results
Total revenues were $297.5 million in the fourth quarter of 2024, which compares to total revenues of $363.8 million in the fourth quarter of 2023. The average net selling price of the Company's steelmaking coal decreased 34% from $234.56 per short ton in the fourth quarter of 2023 to $154.54 per short ton in the fourth quarter of 2024 as a result of the weak pricing environment. Warrior's average gross selling price realization was approximately 86% of the Platts Premium Low Vol FOB Australian index price for the fourth quarter and 89% for the full year 2024.

For the full year 2024, total revenues were $1.5 billion, or a decrease of 9% compared to 2023, driven by a 14% decrease in our average net selling prices of the Company's steelmaking coal offset partially by a 6% increase in sales volumes.

Cost of sales for the fourth quarter of 2024 was $228.8 million compared to $186.8 million for the fourth quarter of 2023. Cash cost of sales (free-on-board port) for the fourth quarter of 2024 were $225.6 million, or 77.4% of mining revenues, compared to $185.0 million, or 51.4% of mining revenues for the same period of 2023. Cash cost of sales (free-on-board port) per short ton decreased to $119.55 in the fourth quarter of 2024 from $120.69 in the fourth quarter of 2023, primarily attributable to lower steelmaking coal prices and its effect on our variable cost structure, primarily for wages, transportation and royalties. For the full year 2024, cash cost of sales (free-on-board port) per short ton was $125.29 and was at the low end of Warrior's guidance range.

Selling, general and administrative expenses for the fourth quarter of 2024 were $17.6 million, or 5.9% of total revenues and were higher than the same period last year of 3.6% of total revenues, primarily due to higher employee-related costs. For the full year 2024, selling, general and administrative expenses of $63.1 million were within Warrior's guidance range compared to $51.8 million in 2023.

Depreciation and depletion expense for the fourth quarter of 2024 were $39.2 million, or 13.2% of total revenues and were higher than the same period last year of 7.0% of total revenues primarily due to depreciation expense recognized on additional assets placed into service at Blue Creek. Warrior achieved net interest income of $6.2 million during the fourth quarter of 2024, compared to net interest income of $7.8 million in the fourth quarter of 2023. For the full year 2024, interest income earned of $33.0 million exceeded Warrior's guidance range and interest expense of $4.3 million was within our guidance range.

Income tax expense was $0.8 million in the fourth quarter of 2024 on pre-tax income of $2.0 million compared to income tax expense of $12.4 million in the fourth quarter of 2023. Our effective income tax rate for the full year 2024 was approximately 12% compared to 13% in 2023.

Cash Flow and Liquidity
The Company generated cash flows from operating activities in the fourth quarter of 2024 of $54.2 million, compared to $245.1 million in the fourth quarter of 2023. Capital expenditures and mine development for the fourth quarter of 2024 were $142.2 million, primarily reflecting the development of the Blue Creek growth project. Capital expenditures for the development of Blue Creek were $104.1 million for the fourth quarter of 2024, $350.5 million for the full year 2024, which was within our guidance range, and $716.5 million project-to-date. Free cash flows in the fourth quarter of 2024 were negative $88.0 million compared to free cash flows of $62.6 million in the fourth quarter of 2023.

Net working capital, excluding cash, for the fourth quarter of 2024 increased by $2.5 million from the third quarter of 2024, primarily reflecting lower net accounts payable, higher inventories and lower steelmaking coal prices.

Cash flows used in financing activities for the fourth quarter of 2024 were $3.5 million, primarily due to payments of financing lease obligations of $4.7 million and the payment of the regular quarterly dividend of $3.3 million offset by proceeds received from financing lease obligations of $4.5 million.

The Company generated $367.4 million of cash flows from operating activities for the full year 2024 compared to $701.1 million in 2023. Capital expenditures and mine development costs for the full year 2024 were $488.3 million, which was within our guidance range. Cash flows used in financing activities for the full year 2024 were $68.5 million, primarily due to the payment of regular and special cash dividends of $43.8 million and payments on capital lease obligations of $17.4 million.

The existing operations, excluding the investments made for Blue Creek, generated strong cash flows from operations of $367.4 million and free cash flows of $260.5 million (cash flow from operations of $367.4 million less existing operations capital expenditures of $106.9 million) in 2024 that funded our future growth while returning cash to stockholders in the medium term.
The Company’s total liquidity as of December 31, 2024 was $654.7 million, consisting of cash and cash equivalents of $491.5 million, short-term investments of $5.1 million, net of $9.5 million posted as collateral, long-term investments of $44.6 million and available liquidity under its Second Amended and Restated Credit Facility (the "ABL Facility") of $113.5 million.

Capital Allocation
On February 11, 2025, the Board of Directors (the "Board") declared a regular quarterly cash dividend of $0.08 per share, which the Company plans to distribute on March 3, 2025 to stockholders of record as of the close of business on February 24, 2025.

Any future special dividends or stock repurchases from excess cash flows will be at the discretion of the Board and subject to consideration of several factors including business and market conditions, future financial performance, and other strategic investment opportunities. The Company will also seek to optimize its capital structure to improve returns to stockholders while allowing flexibility for the Company to pursue very selective strategic growth opportunities that can provide compelling stockholder returns.

Company Outlook
The Company's outlook for 2025 is subject to many risks that may impact performance, such as market conditions in the steel and steelmaking coal industries and overall global economic and competitive conditions, all as more fully described under Forward-Looking Statements. The Company's guidance for the full year 2025 is outlined below.

Coal sales	8.2 - 9.0 million short tons
Coal production	7.8 - 8.6 million short tons
Cash cost of sales (free-on-board port)	$117 - $127 per short ton
Capital expenditures for sustaining existing mines	$90 - $100 million
Capital expenditures for Blue Creek project	$225 - $250 million
Mine development costs for Blue Creek project	$95 - $110 million
Depreciation and depletion	$185 - $210 million
Selling, general and administrative expenses	$65 - $75 million
Interest expense	$4 - $6 million
Interest income	$10 - $15 million
Income tax expense rate	10% - 15%

Key factors that may affect outlook include:
•Three planned longwall moves (one in Q2 and two in Q3),
•HCC index pricing, geography of sales and freight rates,
•Exclusion of other non-recurring costs,
•New labor contract, and
•Inflationary pressures.

The Company's guidance for its capital expenditures consists of sustaining capital spending of approximately $90-$100 million, including regulatory gas requirements and final 4 North bunker construction, and discretionary capital spending of $225-$250 million for the development of the Blue Creek reserves.

The Company's production and sales guidance contains approximately 1.0 million short tons of High Vol A steelmaking coal in 2025 from the continuous miner units from the Blue Creek reserves, which are expected to be sold in the second half of 2025 when the preparation plant comes online.

Environmental, Social and Governance Sustainability
The Company recently published its annual corporate environmental, social and governance sustainability report for 2024, which is located at http://www.warriormetcoal.com/corporate-sustainability/. The report was prepared in accordance with the codified standards of the Sustainability Accounting Standards Board. The Company is committed to transparency and open conversations surrounding environmental, social and governance topics. Although Warrior's underground steelmaking coal operations have a minimal environmental impact compared to surface-mined thermal coal, the Company strives to be an environmental steward by focusing on preservation of the environment, monitoring energy use, reducing greenhouse gas (GHG) emissions and effective land reclamation.

Use of Non-GAAP Financial Measures
This release contains the use of certain non-GAAP financial measures. These non-GAAP financial measures are provided as supplemental information for financial measures prepared in accordance with GAAP. Management believes that these non-GAAP financial measures provide additional insights into the performance of the Company, and they reflect how management analyzes Company performance and compares that performance against other companies. These non-GAAP financial measures may not be comparable to other similarly titled measures used by other entities. The definition of these non-GAAP financial measures and a reconciliation of non-GAAP to GAAP financial measures is provided in the financial tables section of this release.

Conference Call
The Company will hold a conference call to discuss its fourth quarter 2024 results today, February 13, 2025, at 4:30 p.m. ET. To listen to the event live or access an archived recording, please visit http://investors.warriormetcoal.com/. Analysts and investors who would like to participate in the conference call should dial 1-844-340-9047 (domestic) or 1-412-858-5206 (international) 10 minutes prior to the start time and reference the Warrior Met Coal conference call. Telephone playback will also be available from 6:30 p.m. ET February 13, 2025, until 6:30 p.m. ET on February 20, 2025. The replay will be available by calling: 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and entering passcode 8614909.

About Warrior
Warrior is a U.S.-based, environmentally and socially minded supplier to the global steel industry. It is dedicated entirely to mining non-thermal metallurgical (met) steelmaking coal used as a critical component of steel production by metal manufacturers in Europe, South America and Asia. Warrior is a large-scale, low-cost producer and exporter of premium quality met coal, also known as hard-coking coal (HCC), operating highly efficient longwall operations in its underground mines based in Alabama. The HCC that Warrior produces from the Blue Creek coal seam contains very low sulfur and has strong coking properties. The premium nature of Warrior’s HCC makes it ideally suited as a base feed coal for steel makers.  For more information, please visit www.warriormetcoal.com.

Forward-Looking Statements
This press release contains, and the Company’s officers and representatives may from time to time make, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements regarding 2025 guidance, sales and production growth, ability to maintain cost structure, demand, pricing trends, profitability and cash flow generation, management of liquidity, and expenses, competitive advantage, the Company's future ability to create value for stockholders, as well as statements regarding inflationary pressures, the terms of any new labor contract, expected capital expenditures, and the development of, and anticipated production from, the Blue Creek project. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “project,” “target,” “foresee,” “should,” “would,” “could,” “potential,” “outlook,” “guidance” or other similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements represent management’s good faith expectations, projections, guidance, or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, without limitation, fluctuations or changes in the pricing or demand for the Company’s coal (or met coal generally) by the global steel industry; the impact of global pandemics, such as the novel coronavirus ("COVID-19") pandemic, on its business and that of its customers, including the risk of a decline in demand for the Company's met coal due to the impact of any such pandemic on steel manufacturers; the impact of inflation on the Company, the impact of geopolitical events, including the effects of the Russia-Ukraine war and the Israel-Hamas war; the inability of the Company to effectively operate its mines and the resulting decrease in production; the inability of the Company to transport its products to customers due to rail performance issues or the impact of weather and mechanical failures at the McDuffie Terminal at the Port of Mobile; federal and state tax legislation; changes in interpretation or assumptions and/or updated regulatory guidance regarding the Tax Cuts and Jobs Act of 2017;

legislation and regulations relating to the Clean Air Act and other environmental initiatives; regulatory requirements associated with federal, state and local regulatory agencies, and such agencies’ authority to order temporary or permanent closure of the Company’s mines; operational, logistical, geological, permit, license, labor and weather-related factors, including equipment, permitting, site access, operational risks and new technologies related to mining and labor strikes or slowdowns; the timing and impact of planned longwall moves; the Company’s obligations surrounding reclamation and mine closure; inaccuracies in the Company’s estimates of its met coal reserves; any projections or estimates regarding Blue Creek, including the expected returns from this project, if any, and the ability of Blue Creek to enhance the Company's portfolio of assets, the Company's expectations regarding its future tax rate as well as its ability to effectively utilize its net operating losses to reduce or eliminate its cash taxes; the Company's ability to develop Blue Creek; the Company’s ability to develop or acquire met coal reserves in an economically feasible manner; significant cost increases and fluctuations, and delay in the delivery of raw materials, mining equipment and purchased components; competition and foreign currency fluctuations; fluctuations in the amount of cash the Company generates from operations, including cash necessary to pay any special or quarterly dividend; the Company’s ability to comply with covenants in its ABL Facility or indenture relating to its senior secured notes; integration of businesses that the Company may acquire in the future; adequate liquidity and the cost, availability and access to capital and financial markets; failure to obtain or renew surety bonds on acceptable terms, which could affect the Company’s ability to secure reclamation and coal lease obligations; costs associated with litigation, including claims not yet asserted; and other factors described in the Company’s Form 10-K for the year ended December 31, 2024 and other reports filed from time to time with the Securities and Exchange Commission (the “SEC”), which could cause the Company’s actual results to differ materially from those contained in any forward-looking statement. The Company’s filings with the SEC are available on its website at www.warriormetcoal.com and on the SEC's website at www.sec.gov.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors.

Contacts
For Investors:
Dale W. Boyles, 205-554-6129
dale.boyles@warriormetcoal.com

For Media:
D'Andre Wright, 205-554-6131
dandre.wright@warriormetcoal.com

WARRIOR MET COAL, INC.
CONDENSED STATEMENTS OF OPERATIONS
($ in thousands, except per share)

	For the three months ended December 31,		For the twelve months ended December 31,
	2024	2023	2024	2023
Revenues:
Sales	$291,614	$359,580	$1,499,980	$1,647,992
Other revenues	5,851	4,224	25,240	28,633
Total revenues	297,465	363,804	1,525,220	1,676,625
Costs and expenses:
Cost of sales (exclusive of items shown separately below)	228,808	186,811	1,007,297	910,269
Cost of other revenues (exclusive of items shown separately below)	15,958	4,683	45,449	37,486
Depreciation and depletion	39,167	25,573	153,982	127,356
Selling, general and administrative	17,626	12,991	63,078	51,817
Business interruption	115	190	524	8,291
Total costs and expenses	301,674	230,248	1,270,330	1,135,219
Operating (loss) income	(4,209)	133,556	254,890	541,406
Interest expense	(813)	(1,647)	(4,271)	(17,960)
Interest income	6,973	9,464	33,047	40,699
Loss on early extinguishment of debt	—	—	—	(11,699)
Other expenses	—	(146)	—	(1,027)
Income before income tax expense	$1,951	$141,227	$283,666	$551,419
Income tax expense	815	12,351	33,063	72,790
Net income	$1,136	$128,876	$250,603	$478,629
Basic and diluted net income per share:
Net income per share—basic	$0.02	$2.48	$4.79	$9.21
Net income per share—diluted	$0.02	$2.47	$4.79	$9.20
Weighted average number of shares outstanding—basic	$52,330	52,019	52,287	51,973
Weighted average number of shares outstanding—diluted	52,405	52,122	52,345	52,045
Dividends per share:	$0.08	$0.07	$0.82	$1.16

WARRIOR MET COAL, INC.
QUARTERLY SUPPLEMENTAL FINANCIAL DATA AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

QUARTERLY SUPPLEMENTAL FINANCIAL DATA:

	For the three months ended December 31,		For the twelve months ended December 31,
(short tons in thousands)(1)	2024	2023	2024	2023
Tons sold	1,887	1,533	7,975	7,518
Tons produced	2,108	1,970	8,247	7,646
Average net selling price	$154.54	$234.56	$188.09	$219.21
Cash cost of sales (free on board port) per short ton(2)	$119.55	$120.69	$125.29	$120.29
Cost of production %	68%	61%	64%	60%
Transportation and royalties %	32%	39%	36%	40%
Cash margin per ton (3)	$34.99	$113.87	$62.80	$98.92
(1)    1 short ton is equivalent to 0.907185 metric tons.

RECONCILIATION OF CASH COST OF SALES (FREE-ON-BOARD PORT) TO COST OF SALES REPORTED UNDER U.S. GAAP:

(In thousands)	For the three months ended December 31,		For the twelve months ended December 31,
	2024	2023	2024	2023
Cost of sales	$228,808	$186,811	$1,007,297	$910,269
Asset retirement obligation accretion and valuation adjustments	(1,136)	(490)	(3,243)	(2,109)
Stock compensation expense	(2,089)	(1,310)	(4,866)	(3,841)
Cash cost of sales (free-on-board port)(2)	$225,583	$185,011	$999,188	$904,319

(2)     Cash cost of sales (free-on-board port) is based on reported cost of sales and includes items such as freight, royalties, labor, fuel and other similar production and sales cost items, and may be adjusted for other items that, pursuant to GAAP, are classified in the Condensed Statements of Operations as costs other than cost of sales, but relate directly to the costs incurred to produce met coal. Our cash cost of sales per short ton is calculated as cash cost of sales divided by the short tons sold. Cash cost of sales per short ton is a non-GAAP financial measure which is not calculated in conformity with U.S. GAAP and should be considered supplemental to, and not as a substitute or superior to financial measures calculated in conformity with GAAP. We believe cash cost of sales per ton is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Cash cost of sales per ton may not be comparable to similarly titled measures used by other companies.
(3) Cash margin per ton is defined as average net selling price less cash cost of sales (free-on-board port) per short ton.

WARRIOR MET COAL, INC.
QUARTERLY SUPPLEMENTAL FINANCIAL DATA AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)

RECONCILIATION OF ADJUSTED EBITDA TO AMOUNTS REPORTED UNDER U.S. GAAP:

	For the three months ended December 31,		For the twelve months ended December 31,
(In thousands)	2024	2023	2024	2023
Net income	$1,136	$128,876	$250,603	$478,629
Interest (income) expense, net	(6,160)	(7,817)	(28,776)	(22,739)
Income tax expense	815	12,351	33,063	72,790
Depreciation and depletion	39,167	25,573	153,982	127,356
Asset retirement obligation accretion and valuation adjustments	1,538	1,649	5,435	4,535
Stock compensation expense	7,009	3,767	22,070	18,300
Other non-cash accretion and valuation adjustments	7,761	(1,036)	9,114	205
Non-cash mark-to-market loss (gain) on gas hedges	1,835	—	1,835	(1,227)
Loss on early extinguishment of debt	—	—	—	11,699
Business interruption	115	190	524	8,291
Other expenses	—	146	—	1,027
Adjusted EBITDA (4)	$53,216	$163,699	$447,850	$698,866
Adjusted EBITDA margin (5)	17.9%	45.0%	29.4%	41.7%
Adjusted EBITDA per short ton (6)	$28.20	$106.78	$56.16	$92.96
(4)  Adjusted EBITDA is defined as net income before net interest (income) expense, income tax expense, depreciation and depletion, non-cash asset retirement obligation accretion and valuation adjustments, non-cash stock compensation expense, other non-cash accretion and valuation adjustments, non-cash mark-to-market loss (gain) on gas hedges, loss on early extinguishment of debt, business interruption expenses, and other expenses.  Adjusted EBITDA is not a measure of financial performance in accordance with GAAP, and we believe items excluded from Adjusted EBITDA are significant to a reader in understanding and assessing our financial condition.  Therefore, Adjusted EBITDA should not be considered in isolation, nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity, or performance under GAAP.  We believe that Adjusted EBITDA presents a useful measure of our ability to incur and service debt based on ongoing operations.  Furthermore, analogous measures are used by industry analysts to evaluate our operating performance.  Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.
(5) Adjusted EBITDA margin is defined as Adjusted EBITDA divided by total revenues.
(6) Adjusted EBITDA per ton is defined as Adjusted EBITDA divided by short tons sold.

RECONCILIATION OF ADJUSTED NET INCOME TO AMOUNTS REPORTED UNDER U.S. GAAP:

(In thousands, except per share amounts)	For the three months ended December 31,		For the twelve months ended December 31,
	2024	2023	2024	2023
Net income	$1,136	$128,876	$250,603	$478,629
Asset retirement obligation valuation adjustments, net of tax	188	1,300	188	3,576
Other non-cash valuation adjustments, net of tax	6,458	(817)	6,458	162
Business interruption, net of tax	102	150	463	6,537
Loss on early extinguishment of debt, net of tax	—	—	—	9,225
Other expenses, net of tax	—	115	—	810
Adjusted net income (7)	$7,884	$129,624	$257,712	$498,939

Weighted average number of basic shares outstanding	52,330	52,019	52,287	51,973
Weighted average number of diluted shares outstanding	52,405	52,122	52,345	52,045

Adjusted basic net income per share:	$0.15	$2.49	$4.93	$9.60
Adjusted diluted net income per share:	$0.15	$2.49	$4.92	$9.59
(7)    Adjusted net income is defined as net income net of asset retirement obligation accretion and valuation adjustment, other non-cash accretion and valuation adjustments, business interruption expenses, idle mine expenses, loss on early extinguishment of debt and other expenses, net of tax (based on each respective period's effective tax rate). Adjusted net income is not a measure of financial performance in accordance with GAAP, and we believe items excluded from adjusted net income are significant to the reader in understanding and assessing our results of operations. Therefore, adjusted net income should not be considered in isolation, nor as an alternative to net income under GAAP. We believe adjusted net income is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Adjusted net income may not be comparable to similarly titled measures used by other companies.

WARRIOR MET COAL, INC.
CONDENSED STATEMENTS OF CASH FLOWS
($ in thousands)

	For the three months ended December 31,		For the twelve months ended December 31,
	2024	2023	2024	2023
OPERATING ACTIVITIES:
Net income	$1,136	$128,876	$250,603	$478,629
Non-cash adjustments to reconcile net income to net cash provided by operating activities	45,254	31,854	176,860	216,762
Changes in operating assets and liabilities:
Trade accounts receivable	11,760	169,899	(42,642)	53,601
Income tax receivable	—	(7,833)	7,833	(7,833)
Inventories	(10,401)	(66,409)	(18,495)	(30,785)
Prepaid expenses and other receivables	3,223	(332)	(504)	(847)
Accounts payable	(8,697)	(6,850)	(2,551)	215
Accrued expenses and other current liabilities	1,610	1,860	1,207	(8,645)
Other	10,322	(5,974)	(4,863)	11
Net cash provided by operating activities	54,207	245,091	367,448	701,108
INVESTING ACTIVITIES:
Purchases of property, plant and equipment, and other	(130,679)	(180,854)	(457,221)	(491,674)
Mine development costs	(11,516)	(1,601)	(31,060)	(33,112)
Acquisition, net of cash acquired	—	—	—	(2,421)
Purchases of investments	—	—	(49,721)	—
Net cash used in investing activities	(142,195)	(182,455)	(538,002)	(527,207)
FINANCING ACTIVITIES:
Net cash used in financing activities	(3,524)	(11,250)	(68,511)	(265,184)
Net (decrease) increase in cash and cash equivalents	(91,512)	51,386	(239,065)	(91,283)
Cash, cash equivalents and restricted cash at beginning of period	590,644	686,811	738,197	829,480
Cash, cash equivalents and restricted cash at end of period	$499,132	$738,197	$499,132	$738,197

RECONCILIATION OF FREE CASH FLOW TO AMOUNTS REPORTED UNDER U.S. GAAP:

(In thousands)	For the three months ended December 31,		For the twelve months ended December 31,
	2024	2023	2024	2023
Net cash provided by operating activities	$54,207	$245,091	$367,448	$701,108
Purchases of property, plant and equipment and mine development costs	(142,195)	(182,455)	(488,281)	(524,786)
Free cash flow (8)	$(87,988)	$62,636	$(120,833)	$176,322
Free cash flow conversion (9)	(165.3)%	38.3%	(27.0)%	25.2%
(8) Free cash flow is defined as net cash provided by operating activities less purchases of property, plant and equipment and mine development costs. Free cash flow is not a measure of financial performance in accordance with GAAP, and we believe items excluded from net cash provided by operating activities are significant to the reader in understanding and assessing our results of operations. Therefore, free cash flow should not be considered in isolation, nor as an alternative to net cash provided by operating activities under GAAP. We believe free cash flow is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Free cash flow may not be comparable to similarly titled measures used by other companies.
(9) Free cash flow conversion is defined as free cash flow divided by Adjusted EBITDA.

WARRIOR MET COAL, INC.
CONDENSED BALANCE SHEETS
($ in thousands)

	December 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$491,547	$738,197
Short-term investments	14,622	9,030
Trade accounts receivable	140,867	98,225
Income tax receivable	—	7,833
Inventories, net	207,590	183,949
Prepaid expenses and other receivables	32,436	31,932
Total current assets	887,062	1,069,166
Restricted cash	7,585	—
Mineral interests, net	72,245	80,442
Property, plant and equipment, net	1,549,470	1,179,609
Deferred income taxes	3,210	5,854
Long-term investments	44,604	—
Other long-term assets	27,340	21,987
Total assets	$2,591,516	$2,357,058
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$40,178	$36,245
Accrued expenses	85,369	81,612
Short term financing lease liabilities	13,208	11,463
Other current liabilities	31,675	18,350
Total current liabilities	170,430	147,670
Long-term debt	153,612	153,023
Asset retirement obligations	72,138	71,666
Long-term financing lease liabilities	6,217	8,756
Deferred income taxes	63,835	74,531
Other long-term liabilities	34,467	26,966
Total liabilities	500,699	482,612
Stockholders’ Equity:
Common stock, $0.01 par value per share (Authorized -140,000,000 shares, 54,533,374 issued and 52,311,533 outstanding as of December 31, 2024 and 54,240,764 issued and 52,018,923 outstanding as of December 31, 2023)	545	542
Preferred stock, $0.01 par value per share (10,000,000 shares authorized, no shares issued and outstanding)	—	—
Treasury stock, at cost (2,221,841 shares as of December 31, 2024, and December 31, 2023)	(50,576)	(50,576)
Additional paid in capital	289,808	279,332
Retained earnings	1,851,040	1,645,148
Total stockholders’ equity	2,090,817	1,874,446
Total liabilities and stockholders’ equity	$2,591,516	$2,357,058